Ex. (d)(8)

Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

March 1, 2008

The Board of Directors

Strategic Partners Opportunity Funds

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Caps on Fund Expenses

______________________________________________________

To the Board of Directors:

Effective March 1, 2008, Prudential Investments LLC (“PI”), as Investment Manager of Strategic Partners Opportunity Funds, has contractually agreed to reimburse expenses and/or waive fees for the indicated Fund through June 30, 2009, so that the Fund’s operating expenses, exclusive of taxes, interest, brokerage commissions, distribution fees and non-routine expenses, do not exceed the indicated amount:

Fund Name	Expense Cap

Jennison Small Cap Opportunity Fund	1.20% of average daily net assets

Prudential Investments LLC

By:	/s/ Robert F. Gunia

Robert F. Gunia

Executive Vice President

L:\MFApps\CLUSTER-GENERAL\Common Waivers-Exp. Caps\Exp. Caps\2008\SPOF - Jenn Sm Cap Opportunity Fund through 6-30-09.doc